Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the use of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Liberty Media Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Our report on the consolidated financial statements also refers to a change in the method of accounting for share‑based payments in 2016 due to the adoption of ASU 2016‑09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting.

/s/ KPMG LLP

Denver, Colorado

February 28, 2019